Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EQT INVESTMENTS HOLDINGS, LLC

EQT MIDSTREAM SERVICES, LLC

SUNRISE PIPELINE, LLC,

EQT MIDSTREAM PARTNERS, LP

and

EQUITRANS, L.P.

Dated as of July 15, 2013

ii

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A — Forms of Certificates of Merger

Exhibit B — Required Governmental Consents and Approvals

Exhibit C — Required Third Party Consents and Approvals

Schedules

Schedule 1.1 — Deferred Consideration

Equitrans Disclosure Schedules

Schedule 3.4 — No Conflict; Required Filings and Consents

Sunrise Disclosure Schedules

Schedule 4.5 — Sunrise Balance Sheet

Schedule 4.7 — No Adverse Changes

Schedule 4.8 — Licenses, Permits

Schedule 4.9 — Litigation, Laws and Regulations

Schedule 4.11(a) — Title to Properties

Schedule 4.11(b) — Sunrise Map

Schedule 4.15 — Environmental Matters

Schedule 4.16 — Contracts

Schedule 4.17 — Insurance

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2013 (this “Agreement”), is by and among EQT Investments Holdings, LLC, a Delaware limited liability company (“Holdings”), EQT Midstream Services, LLC, a Delaware limited liability company (“EQM GP”), Sunrise Pipeline, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Sunrise”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), and Equitrans, L.P., a Pennsylvania limited partnership and a wholly owned subsidiary of EQM (“Equitrans”).

RECITALS

A.            The partners of Equitrans and the Board of Managers  and the sole member of Sunrise have (i) determined that the merger of Sunrise with and into Equitrans upon the terms and subject to the conditions set forth in this Agreement (the “Merger”) is advisable and fair to, and in the best interests of, the respective companies and their partners and sole member, as applicable, and (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, pursuant to the Pennsylvania Revised Uniform Limited Partnership Act (the “PRULPA”) in the case of Equitrans and the Delaware Limited Liability Company Act (the “DLLCA”) in the case of Sunrise.

B.            Upon the consummation of the Merger, Equitrans will be the surviving company of the Merger.

C.            The Conflicts Committee has previously (i) received a fairness opinion from its financial advisor as to the consideration to be paid pursuant to the Merger and (ii) found the Merger to be fair and reasonable to, and in the best interest of, EQM and its public holders of Common Units and recommended that the board of directors (the “Board of Directors”) of EQM GP, approve the Merger and this Agreement, and, subsequently, the Board of Directors has approved the Merger and this Agreement.

D.            Holdings desires to vest  the Sunrise Assets in Equitrans, a wholly owned subsidiary of EQM, in exchange for cash and other consideration to be paid by EQM to EQT Midstream Investments, LLC (“EQM LP”) and EQM GP, wholly owned subsidiaries of Holdings, and the parties desire to effect these transactions through the mechanism of a merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the Certificates of Merger and any customary closing certificates.

“Applicable Law” means any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree that relates to a party in a particular context.

“Base Contract” shall be defined as a firm transportation agreement with (a) an average daily quantity of reserved firm transportation capacity, measured in dekatherms, of 141,042, (b) a monthly reservation rate, measured in dekatherms, of $7.685 per dekatherm, and (c) a term of 10 years.

“Base Purchase Price” means an amount equal to $540,000,000.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“cash” means cash and cash equivalents as determined in accordance with GAAP.  For the avoidance of doubt, cash shall be calculated net of issued but uncleared checks and drafts and shall include checks and other wire transfers and drafts deposited or available for the account of such Person.

“Cash Amount” means $507,500,000; provided that if, prior to Closing, EQM GP makes any cash contributions to EQM in exchange for General Partner Units in connection with the Offering, the Cash Amount shall be increased by the aggregate amount of such contributions.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Quantity” means a number of Common Units equal to the excess of the Total Unit Quantity over the General Partner Unit Quantity.

“Common Units” has the meaning given to such term in the EQM Partnership Agreement.

“Common Unit Price” means the price per Common Unit to the public (before underwriting discounts and commissions, placement fees or other expenses) in the Offering, the net proceeds of which are to be used in part to fund a portion of the Cash Amount.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of EQM GP.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deferred Consideration” means the sum of:

(a) the Deferred Consideration Base Contract Value minus, for the first Transportation Agreement that becomes effective during the Measurement Period, the net present value, discounted from the midpoint of each year for a 10 year period (regardless of the actual length of contract) beginning on the term commencement date of such Transportation Agreement at a discount rate of 10% to the date that the Deferred Consideration would be paid, of the difference between (i) the Deferred Consideration Base Contract Annual Reservation Revenue and (ii) the Transportation Agreement Annual Reservation Revenue; and

(b) for each additional Transportation Agreement that becomes effective during the Measurement Period, the net present value of the Transportation Agreement Annual Reservation Revenue for such agreement, discounted from the midpoint of each year for a 10 year period (regardless of the actual length of contract) beginning on the term commencement date of such additional Transportation Agreement at a discount rate of 10% to the date that the Deferred Consideration would be paid.

In the event that a Transportation Agreement has a term of less than 10 years, the final year of the contract will be used in all remaining years of the calculation. Deferred Consideration shall not be adjusted for changes to the tenor of the contract, the usage or retention rates, the level of allocated expenses or any other items not explicitly mentioned above.  See Schedule 1.1 for a calculation of the projected Deferred Consideration. The terms of any Transportation Agreement which results from any binding precedent agreements entered into prior to the Effective Time shall be agreed to by EQT Corporation and the shipper thereon.  The Precedent Agreement, dated May 30, 2013, between Equitrans, LP and EQT Energy, LLC, shall not constitute a Transportation Agreement.

“Deferred Consideration Base Contract Annual Reservation Revenue” shall be $13,006,863, which is the product of (a) the average daily quantity of firm transportation capacity, measured in dekatherms, under the Base Contract, (b) the monthly reservation rate, in dekatherms, under the Base Contract, and (c) 12.

“Deferred Consideration Base Contract Value” with respect to the Base Contract shall be $110,000,000.

“Disclosure Schedules” means the Sunrise Disclosure Schedules or the Equitrans Disclosure Schedules, as the context requires.

“DLLCA” has the meaning set forth in the recitals.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Easements” has the meaning set forth in Section 4.11(b).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means, all federal, state, and local laws, statutes, rules, regulations, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution

Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing at the Effective Time.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

“EQM” has the meaning set forth in the preamble.

“EQM GP” has the meaning set forth in the preamble.

“EQM LP” has the meaning set forth in the recitals.

“EQM Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of EQM or Equitrans, taken as a whole or (ii) the ability of EQM or Equitrans to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes determining whether an EQM Material Adverse Effect has occurred:  (w) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (x) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military of terrorist attack) or financial markets in general, (y) any change or effect relating to seasonal reductions in revenues or earnings of EQM or Equitrans in the ordinary course of their respective businesses, or (z) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (w) and (x), to the extent disproportionately affecting EQM or Equitrans as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQM, dated as of July 2, 2012, as amended from time to time.

“EQM Protected Parties” has the meaning set forth in Section 8.1(a).

“EQM SEC Documents” has the meaning set forth in Section 3.5

“Equitrans” has the meaning set forth in the preamble.

“Equitrans Disclosure Schedules” has the meaning set forth in Article III.

“Equitrans Lease” means that certain Amended and Restated Sunrise Facilities Lease Agreement entered into effective as of October 25, 2012 by and between Equitrans and Sunrise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“FERC” has the meaning set forth in Section 8.2(f).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“General Partner Unit Quantity” means that number of General Partner Units that, when added to the number of General Partner Units owned by EQM GP immediately prior to Closing, causes the Percentage Interest of EQM GP to be 2%, after taking into account as outstanding the Total Unit Quantity and the Common Units issued, or to be issued, pursuant to the Offering (excluding Common Units that are or may be issued upon exercise of the over-allotment option granted by EQM to the underwriters in connection with the Offering, except to the extent such Common Units are issued at Closing).

“General Partner Units” has the meaning assigned to such term in the EQM Partnership Agreement.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Holdings” has the meaning set forth in the preamble.

“Holdings Protected Parties” has the meaning set forth in Section 8.1(b).

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) all capitalized lease obligations as determined under GAAP, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Insurance Policies” has the meaning set forth in Section Section 8.2(a).

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Knowledge” means, in the case of EQM or Equitrans, the actual knowledge of Randall L. Crawford, or Phillip G. Elliott, and, in the case of Holdings and in the case of Sunrise, the actual knowledge of Randall L. Crawford, Phillip G. Elliott, Shawn Posey or David A. Bradley, in each case after due inquiry.  For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of such party, (ii) reasonable inquiry of those officers of, or Persons performing similar functions for, such party who have responsibility for the matter as to which a particular representation or warranty relates and (iii) a review with the principal accounting, tax and legal advisors of such party with respect to all relevant matters covered by the representations and warranties of such party.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Like-Kind Exchange” has the meaning set forth in Section 5.9(g).

“Material Disposition Transaction” has the meaning set forth in Section 5.9(h).

“Measurement Period” means the period from the Effective Time to December 31, 2014.

“Membership Interests” means all of the limited liability company interests in Sunrise issued and outstanding immediately prior to the Effective Time.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means an amount equal to the Base Purchase Price plus the Deferred Consideration.

“Notice” has the meaning set forth in Section 9.5.

“Offering” means a firm commitment underwritten public offering of Common Units registered under the Securities Act effected by EQM contemporaneously with or immediately prior to Closing.

“Outside Date” has the meaning set forth in Section 7.1(c)(i).

“Percentage Interest” has the meaning assigned to such term in the EQM Partnership Agreement.

“Permits” means licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of a party’s business as now being conducted.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Sunrise Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Sunrise Assets to which they pertain or Sunrise’s or Holdings’s ability to perform its obligations hereunder; (iv) Liens for Taxes that are not due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with Sunrise’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Period” has the meaning given in Section 5.9(c).

“Pre-Closing Period” has the meaning given in Section 5.9(c).

“PRULPA” has the meaning given in the recitals.

“QEAT” has the meaning set forth in Section 5.9(g).

“QI” has the meaning set forth in Section 5.9(g).

“Real Property” has the meaning set forth in Section 4.11(a).

“Real Property Agreements” has the meaning set forth in Section 4.11(a).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Straddle Period” has the meaning given in Section 5.9(c).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Sunrise” has the meaning set forth in the preamble.

“Sunrise Assets” means the assets owned on the Closing Date by Sunrise.

“Sunrise Balance Sheet” has the meaning set forth in Section 4.5(a).

“Sunrise Disclosure Schedules” has the meaning set forth in Article IV.

“Sunrise Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of Sunrise or the Sunrise Assets, taken as a whole or (ii) the ability of Holdings or Sunrise to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes determining whether a Sunrise Material Adverse Effect has occurred:  (w) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (x) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military of terrorist attack) or financial markets in general, (y) any change or effect relating to seasonal reductions in revenues or earnings of Holdings or Sunrise in the ordinary course of their respective businesses, or (z) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (w) and (x), to the extent disproportionately affecting Holdings or Sunrise as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“Sunrise Material Contract” has the meaning set forth in Section 4.16(a).

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 4.14.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Title Representation Breach” has the meaning set forth in Section 8.2(a).

“Total Unit Quantity” means a number of Units equal to the quotient of (a) the excess of the Base Purchase Price over the Cash Amount, divided by (b) the Common Unit Price.

“Transfer Taxes” has the meaning set forth in Section 5.9(b).

“Transportation Agreement” means a firm transportation agreement for capacity on the Sunrise Assets that becomes effective during the Measurement Period and has been approved, to the extent required, by the Conflicts Committee pursuant to Section 5.11 of this Agreement.

“Transportation Agreement Annual Reservation Revenue” means the annual revenue associated with a Transportation Agreement, calculated as the product of (a) the average daily quantity of reserved firm transportation capacity, measured in dekatherms, under such Transportation Agreement, (b) the monthly reservation rate, in dekatherms, under such Transportation Agreement, and (c) 12.

“United States” means the United States of America.

“Units” means the Common Units and General Partner Units issued as a part of the Merger Consideration.

ARTICLE II
THE MERGER

Section 2.1            The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DLLCA and PRULPA, Sunrise shall be merged with and into Equitrans pursuant to which (a) the separate limited liability company existence of Sunrise shall cease, (b) Equitrans shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue its existence under the Applicable Law of the Commonwealth of Pennsylvania as a wholly owned subsidiary of EQM, and (c) all of the properties, rights, privileges, powers and franchises of Sunrise and Equitrans will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of Sunrise and Equitrans will become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.2            Closing; Effective Time.

(a)           The closing of the Merger (the “Closing”) shall take place at the principal offices of EQM (i) within two (2) Business Days following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or (ii) at such other place or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)           As soon as practicable on the Closing Date, the parties shall cause certificates of merger substantially in the forms attached hereto as Exhibit A to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Pennsylvania (collectively, the “Certificates of Merger”), executed in accordance with the relevant provisions of the DLLCA and PRULPA, as applicable.  The Merger shall become effective upon the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Pennsylvania or at such other time as the parties shall agree and as shall be specified in the Certificates of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3            Effects of the Merger.  The Merger shall have the effects provided for herein and in the applicable provisions of the DLLCA and PRULPA.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Membership Interests or the holders of any interests in Equitrans, the Membership Interests outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive the Merger Consideration, payable without interest.

Section 2.4            Certificate of Limited Partnership; Limited Partnership Agreement.  From and after the Effective Time, (a) the certificate of limited partnership of Equitrans, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law and (b) the limited partnership agreement of Equitrans, as in effect immediately prior to the Effective Time, shall be the limited partnership agreement of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law.

Section 2.5            Officers.  From and after the Effective Time, the officers of Equitrans serving immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6            Subsequent Actions.

(a)           If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Equitrans or Sunrise acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either Equitrans or Sunrise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such limited partnership or limited liability company, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(b)           Subject to the terms and conditions of this Agreement and Applicable Law, the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and Holdings shall coordinate and cooperate with Equitrans, as the Surviving Company, and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 2.6.

Section 2.7            Merger Consideration.  The aggregate consideration to be paid by EQM in respect of the Merger shall be the Merger Consideration.  The Merger Consideration shall be paid by EQM as follows:

(a)           At the Closing, EQM shall pay the Base Purchase Price as follows:

(i)            A wire transfer of the Cash Amount in immediately available funds paid to Holdings;

(ii)           The issuance to EQM LP of a number of Common Units equal to the Common Unit Quantity; and

(iii)          The issuance to EQM GP of a number of General Partner Units equal to the General Partner Unit Quantity.

(b)           Within 30 days following the effectiveness of a Transportation Agreement, EQM shall pay to EQM GP by wire transfer of immediately available funds an amount equal to the Deferred Consideration for such Transportation Agreement.  No Deferred Consideration shall be payable with respect to any Transportation Agreement that becomes effective after December 31, 2014.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EQUITRANS AND EQM

All representations and warranties of Equitrans and EQM are made subject to the exceptions noted in the schedules delivered by Equitrans to Holdings concurrently herewith and identified by the parties as the “Equitrans Disclosure Schedules.”  Equitrans and EQM may, at their option, include in the Equitrans Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  Equitrans and EQM each hereby represents and warrants to Holdings and Sunrise as follows:

Section 3.1            Organization and Existence.  EQM is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Equitrans is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the Commonwealth of Pennsylvania, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2            Authority and Approval.

(a)           Subject to the terms and conditions of this Agreement and Applicable Law, the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and Holdings shall coordinate and cooperate with Equitrans, as the Surviving Company, and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 3.2.

(b)           The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, (i) determined that this Agreement and the Merger are fair to and in the best interests of Equitrans and EQM and (ii) resolved to submit this Agreement and the Merger to the partners of Equitrans.

(c)           EQM GP, in its individual capacity and in its capacity as general partner of EQM, and in such latter capacity, for and on behalf of EQM, in its capacity as the sole member of Equitrans Investments, LLC (“OLLC”), and in such latter capacity, for and on behalf of OLLC, in its capacity as the sole member of Equitrans Services, LLC (“Equitrans GP”), and in such latter capacity, for and on behalf of Equitrans GP as the general partner of Equitrans,  at a meeting duly called and held or by written consent in accordance with PRULPA, adopted this Agreement.

Section 3.3            Units.

(a)           The issuance by EQM of the Units comprising part of the Merger Consideration and the limited and general partner interests represented thereby: (i) has been duly authorized by EQM pursuant to the EQM Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the EQM Partnership Agreement, will be validly issued, fully paid (to the extent required by the EQM Partnership Agreement) and, with respect to the limited partner interests, nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the EQM Partnership Agreement, DRULPA, and under other applicable state and federal securities laws.

(b)           EQM’s currently outstanding Common Units are listed on the New York Stock Exchange, and EQM has not received any notice of delisting.

(c)           On the Closing Date, the Units shall have those rights, preferences, privileges and restrictions governing the Common Units and General Partner Units, as applicable, as set forth in the EQM Partnership Agreement.

Section 3.4            No Conflict; Required Filings and Consents.

(a)           Except as otherwise provided in Section 3.4(b), the execution, delivery and performance by Equitrans and EQM of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)            Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificates of limited partnership, limited partnership agreement or equivalent governing instruments of Equitrans or EQM, as applicable;

(ii)           Conflict with or violate any provision of any Applicable Law applicable to Equitrans or EQM or any property or asset of Equitrans or EQM; or

(iii)          Except as set forth in Equitrans Disclosure Schedule 3.4, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Equitrans or EQM is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(b)           Neither Equitrans or EQM is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Equitrans or EQM of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of Equitrans or EQM, except for (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Pennsylvania, as applicable, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.

Section 3.5            Periodic Reports.  EQM’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “EQM SEC Documents”) have been filed with the Commission on a timely basis.  The EQM SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent EQM SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of EQM and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Ernst & Young LLP is an independent registered public accounting firm with respect to EQM and its general partner and has not resigned or been dismissed as independent registered public accountants of EQM as a result of or in connection with any disagreement with EQM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.6            No Registration.  Assuming the accuracy of the representations and warranties of Holdings contained in Section 4.20, the issuance and sale of the Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither EQM nor, to the Knowledge of EQM, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.  Neither EQM nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the

Securities Act) that is or will be integrated with the sale of the Units in a manner that would require registration under the Securities Act.

Section 3.7            Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Knowledge of Equitrans or EQM, threatened that (a) question or involve the validity or enforceability of Equitrans’ or EQM’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by Equitrans or EQM of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 3.8            Brokers.  Neither Equitrans nor EQM has entered (directly or indirectly) into any agreement with any Person that would obligate Equitrans or EQM or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.9            Disclosure.  No representation or warranty of Equitrans or EQM set forth in this Agreement or in any document filed publicly with the Securities and Exchange Commission, and no information contained in the Equitrans Disclosure Schedules, contains or will contain any untrue statement of a material fact. To the Knowledge of Equitrans and EQM, there is no current state of facts that is not referenced in the representations and warranties of Equitrans or EQM set forth in this Agreement in any document filed publicly with the Securities and Exchange Commission, or in the Equitrans Disclosure Schedules, that would constitute or would be reasonably likely to constitute a EQM Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SUNRISE

All representations and warranties of Holdings and Sunrise are made subject to the exceptions noted in the schedules delivered by Sunrise to Equitrans concurrently herewith and identified by the parties as the “Sunrise Disclosure Schedules.”  Holdings and Sunrise may, at their option, include in the Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of Holdings and/or Sunrise shall expire on the eighteen month anniversary of the Closing and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents) and Section 4.18 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.14 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, and

(iii) the representations and warranties set forth in Section 4.11 (Title to Properties) shall survive until the third anniversary of the Closing Date.  Holdings and Sunrise hereby represent and warrant to EQM and Equitrans as follows:

Section 4.1            Organization.  Each of Holdings and Sunrise is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2            Authority and Approval.

(a)           Each of Holdings and Sunrise has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Holdings or Sunrise of this Agreement and the consummation by Holdings or Sunrise of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action of the part of Holdings or Sunrise, respectively.  No other limited liability company proceedings on the part of Holdings or Sunrise are necessary to authorize their execution, delivery or performance of this Agreement or their consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Holdings and Sunrise.  This Agreement constitutes the legal, valid and binding obligations of Holdings and Sunrise, enforceable against Holdings and Sunrise in accordance with their respective terms.

(b)           Each of the Board of Managers of Sunrise and Holdings, as sole member of Sunrise, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA approved this Agreement and the Merger.

Section 4.3            No Conflict; Required Filings and Consents.

(a)           Except as otherwise provided in Section 4.3(b), the execution, delivery and performance by Holdings and Sunrise of this Agreement, and the consummation of the transactions contemplated hereby do not and will not:

(i)            Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation, limited liability company agreement or equivalent governing instruments of Holdings or Sunrise;

(ii)           Conflict with or violate any provision of Applicable Law;

(iii)          Conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Holdings or Sunrise is a party or by which they or any of the Sunrise Assets are bound; or

(iv)          Result in the creation of any Lien on any of the Sunrise Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Sunrise Material Adverse Effect

(b)           Neither of Sunrise or Holdings is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Sunrise or Holdings of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of Sunrise or Holdings, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Sunrise Material Adverse Effect, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Pennsylvania, as applicable, and (iv) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law.

(c)           No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement.

Section 4.4            Capitalization; Title to Membership Interests in Sunrise.

(a)           Holdings is the sole member of Sunrise and owns, beneficially and of record, all of the authorized, issued and outstanding limited liability company interests of Sunrise, free and clear of all Liens.

(b)           There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Sunrise any equity interests of or in Sunrise, (ii) no commitments on the part of Sunrise to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Sunrise reserved for issuance for any such purpose.  Sunrise has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities (including its limited liability company interests).  Except for this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Sunrise (including its limited liability company interests).  Sunrise does not own any equity interests in any other Person.

Section 4.5            Financial Statements; Undisclosed Liabilities.

(a)           Sunrise Disclosure Schedule 4.5 sets forth a true and complete copy of the unaudited balance sheet as of March 31, 2013 for Sunrise (the “Sunrise Balance Sheet”).  The Sunrise Balance Sheet presents fairly in all material respects the financial position of Sunrise as of the date thereof.  The Sunrise Balance Sheet has been prepared in accordance with GAAP consistently applied throughout the periods presented, except that the Sunrise Balance Sheet does not include any notes.  Except as required by GAAP, there were no changes in the method of application of Sunrise’s accounting policies or changes in the method of applying Sunrise’s use of estimates in the preparation of the Sunrise Balance Sheet as compared with past practice.

(b)           There are no liabilities or obligations of Sunrise of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Sunrise Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since March 31, 2013, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Sunrise Material Adverse Effect.

Section 4.6            Internal Control Over Financial Reporting.  The system of internal controls over financial reporting to which Sunrise is subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Sunrise Assets.

Section 4.7            No Adverse Changes.  Except as set forth on Sunrise Disclosure Schedule 4.7, since March 31, 2013:

(a)           There has not been a Sunrise Material Adverse Effect;

(b)           The Sunrise Assets and business have been operated and maintained consistent with past practice;

(c)           There has not been any material damage, destruction or loss to any material portion of the Sunrise Assets, whether or not covered by insurance;

(d)           There has been no delay in, or postponement of, the payment of any undisputed liabilities related to Sunrise, the Sunrise Assets or business, individually or in the aggregate, in excess of $100,000;

(e)           None of the items described in Section 5.1(a) through (p) has occurred; and

(f)            There is no contract, commitment or agreement to do any of the foregoing.

Section 4.8            Licenses; Permits.

(a)           As of the date of this Agreement, except as set forth in Sunrise Disclosure Schedule 4.8, Sunrise has all material Permits.

(b)           All material Permits are validly held by Sunrise and are in full force and effect.

(c)           Sunrise has complied with all terms and conditions of the material Permits.

(d)           There is no outstanding written notice, nor to Holdings’s and Sunrise’s Knowledge, any other notice of revocation, cancellation or termination of any material Permit.

(e)           No proceeding is pending or, to Holdings’s and Sunrise’s Knowledge, threatened with respect to any alleged failure by Sunrise to have any material Permit necessary for the operation of any of its assets or the conduct of its business or to be in compliance therewith.

Section 4.9            Litigation; Laws and Regulations.  Except as set forth on Sunrise Disclosure Schedule 4.9:

(a)           There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to Holdings’s and Sunrise’s Knowledge, threatened, against Sunrise, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Sunrise or (iii) pending or, to Holdings’s and Sunrise’s Knowledge, threatened, investigations by any Governmental Authority against Sunrise.

(b)           Neither Holdings nor Sunrise is in material violation of or in default under any material Applicable Law.

Section 4.10          Employees.  Sunrise has no employees.

Section 4.11          Title to Properties.

(a)           Sunrise Disclosure Schedule 4.11(a) sets forth a correct and complete list of all of the material items of real property (including Easements (as defined below)) and material pipelines, equipment, compressors and other tangible personal property, data and Intellectual Property, used, leased, licensed or held for use by Sunrise for the conduct of its business.  As of the date hereof, Sunrise has valid and indefeasible title, and at the Closing Sunrise will have, valid and indefeasible title to the property and Easements included on Sunrise Disclosure Schedule 4.11(a) (collectively, the “Real Property”), free and clear of all Liens (other than Permitted Liens).  Sunrise has made available to EQM true, correct and complete copies of all agreements relating to the Real Property, including all modifications, amendments, supplements, waivers, side letters thereto, title abstracts, title opinion letters and the like (collectively, the “Real Property Agreements”).  All Real Property Agreements (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other similar laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby and all rights necessary thereunder for the current operation of Sunrise’s business, except where the failure of any such Real Property Agreement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not reasonably be expected to materially impair the conduct of Sunrise’s business as currently conducted.

(b)           The real and tangible personal property listed on Sunrise Disclosure Schedule 4.11(a) include all real property and tangible personal property that are necessary for Sunrise to conduct its operations in substantially the same manner as currently being conducted.  No event of default by Sunrise presently exists under any Real Property Agreement.  Sunrise has not received notice of default under any material Real Property Agreement.  Sunrise has fulfilled and performed all its material obligations with respect to the Real Property Agreements.  No event has occurred that allows, or after notice or lapse of time would allow revocation or termination of any material Real Property Agreement or would result in any impairment of any material rights of a holder under any easements, rights of way, memorandum of easements, permits, servitudes, licenses, leasehold estates, including, without limitation, leases, subleases and occupancy agreements, any instruments creating an interest in real property, and similar rights related to the Real Property (collectively, “Easements”) used in connection with Sunrise’s business.  The map attached as Sunrise Disclosure Schedule 4.11(b) accurately depicts the entire route of Sunrise’s natural gas transmission lines.  The entire route of such natural gas transmission lines is subject to Easements, and there are no gaps (including any gap arising as a result of any breach of the terms of an Easement) in the Easements, individually or in the aggregate, other than gaps that would not reasonably be expected to materially impair the conduct of Sunrise’s business as currently conducted.

(c)           To the Knowledge of Sunrise, there is no action pending or threatened for eminent domain or for condemnation of any material part of the Real Property used and necessary for the conduct of the business of Sunrise, as currently conducted, by any Governmental Authority or other Person.

(d)           Sunrise has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property is in violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to the Real Property.

(e)           Sunrise has not received any written notice of, nor to the knowledge of Sunrise, has a request or demand been otherwise made for, Sunrise to undertake renovations, repairs or construction work at any portion of the Real Property.  Sunrise has all rights necessary to effectuate any such repairs, replacements, alterations or maintenance that may be currently necessary for the operation and use of the pipelines, equipment and compressors located on the Real Property.

Section 4.12          Condition of Sunrise Assets.

(a)           The Sunrise Assets have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by Sunrise in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear.  The Sunrise Assets are adequate to conduct Sunrise’s natural gas transmission business substantially in accordance with past practice, in compliance with any material Applicable Law or requirements of a Governmental Authority, and, to the Knowledge of Holdings and Sunrise, will be adequate to conduct the natural gas transmission business after the compression expansion at the Jefferson Compressor Station that is expected to be completed in the third quarter of 2014.

(b)           This Section 4.12 does not relate to real property or interests in real property, such items being the subject of Section 4.11, or to Intellectual Property, such items being the subject of Section 4.13.

Section 4.13          Intellectual Property.  Sunrise owns or has the right to use all Intellectual Property necessary for or used in the conduct of Sunrise’s business as currently conducted by it, and its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  All Intellectual Property owned by Sunrise, if any, is free and clear of all Liens (other than Permitted Liens).  Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of Sunrise under any contract providing for the license of any Intellectual Property to Sunrise, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Sunrise Material Adverse Effect.  There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to Sunrise or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by Sunrise.  Sunrise has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 4.14          Taxes.  (i) All Tax Returns required to be filed by or with respect to Sunrise, the Sunrise Assets or operations have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Sunrise or any of its Affiliates with respect to Sunrise, the Sunrise Assets or operations, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Sunrise Assets that arose in connection with any failure (or alleged failure) to pay any Tax on Sunrise or the Sunrise Assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) since its inception, Sunrise has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1); (v) none of the Sunrise Assets consist of an equity or other ownership interest in any other Person; and (vi) there is no pending action, proceeding or, to the Knowledge of Holdings and Sunrise, investigation for assessment or collection of Taxes (“Tax Proceeding”) and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect Sunrise, the Sunrise Assets or the operations of Sunrise.

Section 4.15          Environmental Matters.  Except as disclosed in Sunrise Disclosure Schedule 4.15, or as would not reasonably be expected, individually or in the aggregate, to have a Sunrise Material Adverse Effect:

(a)           Sunrise and the Sunrise Assets, operations and business are in compliance with applicable Environmental Laws;

(b)           Sunrise and the Sunrise Assets, operations and business are not subject to any pending or, to the Knowledge of Holdings and Sunrise, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Laws (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(c)           Sunrise has not received any written communication that remains unresolved alleging either or both that (i) Sunrise may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law (including any Environmental Permit), or (ii) Sunrise may have any liability under any Environmental Law;

(d)           All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Sunrise under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect, and Sunrise and Sunrise Assets are in compliance with such authorizations; and

(e)           There has been no Release of any Hazardous Substance into the environment by Sunrise, the Sunrise Assets, operations and business, or to the Knowledge of Holdings and Sunrise, by a third party except in compliance with applicable Environmental Laws.

Section 4.16          Contracts.

(a)           Sunrise Disclosure Schedule 4.16 contains a true and complete listing of the following contracts and other agreements with respect to the Sunrise Assets, operations and business, to which Sunrise is a party, or to which the Surviving Company will be a party immediately after the Closing as a consequence of the Surviving Company’s assumption of Sunrise’s rights, privileges, powers, franchises, debts, liabilities, obligations and duties pursuant to the Merger (each such contract or agreement being referred to herein as a “Sunrise Material Contract”):

(i)            Any natural gas gathering or transportation agreement;

(ii)           Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii)          Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $250,000;

(iv)          Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of Sunrise, or (B) requiring Sunrise to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise;

(v)           Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)          Any agreement that prohibits or otherwise materially limits the ability of the Surviving Company to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(vii)         Any agreement with Holdings (to the extent applicable to Sunrise’s business) that individually involves annual revenues or payments in excess of $1,000,000;

(viii)        Any collective bargaining agreement;

(ix)          Any lease under which Sunrise is the lessor or lessee of real property that provides for an annual base rental to or from Sunrise of more than $250,000;

(x)           Any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $250,000;

(xi)          Any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xii)         Any agreement with an Affiliate of Holdings (other than EQM and its Subsidiaries);

(xiii)        Any agreement under which the consequences of a default or termination would reasonably be expected to have a Sunrise Material Adverse Effect; or

(xiv)        Any other agreement (or group of related agreements with the same Person) not enumerated in this Section 4.16, the performance of which by any party thereto involves consideration in excess of $1,000,000.

(b)           To the extent requested by EQM and/or Equitrans, Sunrise and/or Holdings has made available to EQM and/or Equitrans a correct and complete copy of each Sunrise Material Contract listed in Sunrise Disclosure Schedule 4.16.

(c)           With respect to Sunrise: (i) each contract to which Sunrise is a party is legal, valid and binding on and enforceable against Sunrise and in full force and effect; (ii) each Sunrise Material Contract will continue to be legal, valid and binding on and enforceable against Surviving Company, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Sunrise is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Sunrise, or permit termination, modification or acceleration, under the Sunrise Material Contract; and (iv) to Holdings’s and Sunrise’s Knowledge, no other party to any Sunrise Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Sunrise Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of the Sunrise Material Contract.

Section 4.17          Insurance.  Sunrise Disclosure Schedule 4.17 sets forth a list of the material insurance policies that Sunrise holds or of which Sunrise is the beneficiary (the “Insurance Policies”).  The Insurance Policies are in full force and effect, and Sunrise has received no written notice of any pending or threatened termination of such policies.  To the Knowledge of Holdings and Sunrise, each of the Insurance Policies are issued by an insurer that is financially sound and reputable.  The Insurance Policies, taken together, provide adequate insurance coverage for the Sunrise Assets and the operations of Sunrise for all risks normally insured against by a Person carrying on the same business or businesses as Sunrise in the same location.  The Insurance Policies are sufficient for compliance with Applicable Law and all Sunrise Material Contracts.

Section 4.18          Brokers.  Neither Holdings nor Sunrise has entered (directly or indirectly) into any agreement with any Person that would obligate Holdings or Sunrise to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.19          Disclosure.  No representation or warranty of Holdings or Sunrise set forth in this Agreement, and no information contained in the Sunrise Disclosure Schedules, contains or will contain any untrue statement of a material fact.  To the Knowledge of Holdings and Sunrise, there is no current state of facts that is not referenced in the representations and warranties of Holdings or Sunrise set forth in this Agreement, or in the Sunrise Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Sunrise Material Adverse Effect.

Section 4.20          Investment Intent.  Each of EQM GP and EQM LP is receiving the Units for its own account with the present intention of holding the Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  Each of EQM GP and EQM LP have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in the Units.  EQM GP and EQM LP acknowledge that the Units will not be registered under the Securities Act or any applicable state securities law, and that such Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V
COVENANTS

Section 5.1            Conduct of Business by Sunrise Prior to the Closing.  Between the date of this Agreement and the Closing Date, unless EQM shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Sunrise Disclosure Schedules, Sunrise and Holdings hereby agree that the business of Sunrise shall be conducted only in the ordinary course of business consistent with past practice; and Holdings and Sunrise shall use commercially reasonable efforts to (i) preserve intact the business organization and assets of Sunrise, (ii) keep available the services of the current officers and consultants of Sunrise, except where consistent with current business plans of Sunrise as disclosed to EQM prior to the date hereof, and (iii) preserve the current relationships of Sunrise with distributors, customers, suppliers and other Persons with which Sunrise has significant business relations.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as required by Applicable Law, Sunrise shall not do, or propose to do, directly or indirectly, any of the following without the prior written consent of EQM, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           Amend or otherwise change its certificate of formation or limited liability company agreement;

(b)           Issue, sell, pledge, dispose of or otherwise subject to any Encumbrance: any Membership Interests in Sunrise, or any options, warrants, convertible securities or other rights of any kind to acquire any such Membership Interests, or any other ownership or profit interest in Sunrise or admit any additional member to Sunrise;

(c)           Except for in connection with the Merger, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Membership Interests or make any other change with respect to its capital structure;

(d)           Except for in connection with the Merger, acquire any corporation, partnership, limited liability company, other business organization or division thereof or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(e)           Except for in connection with the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sunrise, or otherwise alter Sunrise’s corporate structure;

(f)            Incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person;

(g)           (i) Except for the termination of the Equitrans Lease as contemplated by this Agreement, amend, waive, or modify in any material respect or consent to the termination of any Sunrise Material Contract or amend, waive, modify or consent to the termination of any rights of Sunrise or Holdings thereunder, or (ii) enter into any Contract other than in the ordinary course of business consistent with past practice;

(h)           Authorize any capital expenditure in a manner not reflected in the capital budget of Sunrise included in Sunrise Disclosure Schedule 4.5 or otherwise necessary to conduct regular business operations consistent with past practice in an amount in excess of $40,000 individually or $100,000 in the aggregate;

(i)            Enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case;

(j)            Make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(k)           Make, revoke or modify any Tax election other than in the ordinary course of business consistent with past practice, settle or compromise any Tax liability, enter into any agreement with any Tax authority regarding Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, or file any Tax Return other than on a basis consistent with past practice;

(l)            Other than in the ordinary course of business consistent with past practice, permit the lapse of any right relating to Intellectual Property or any other material intangible asset used in the business of Sunrise;

(m)          Other than in the ordinary course of business consistent with past practice, commence or settle any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of Sunrise and that do not involve payments individually or in the aggregate in excess of $25,000;

(n)           Accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(o)           Take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by Sunrise or Holdings or that has or would reasonably be expected to have a Sunrise Material Adverse Effect; or

(p)           Announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2            Access to Information.  From the date hereof until the Closing Date,  Sunrise and Holdings shall afford EQM and its Representatives reasonably complete access upon reasonable prior notice (including for inspection and copying) and at reasonable times to the Representatives of Sunrise and to the properties, offices, plants and other facilities, books and records of Sunrise, and shall furnish EQM and its Representatives with such financial, operating and other data and information as EQM may reasonably request.  Sunrise shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Sunrise, if applicable, or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or if such access or disclosure is specifically restricted under the terms of a confidentiality agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.3            Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)           Sunrise or Holdings shall give prompt written notice to EQM of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of Sunrise or Holdings contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Sunrise Material Adverse Effect; (iii) any failure of Sunrise or Holdings or any other Affiliate of Sunrise to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the obligations of EQM or

Equitrans hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to Holdings’s or Sunrise’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           EQM and/or Equitrans shall give prompt written notice to Holdings of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of EQM or Equitrans contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a EQM Material Adverse Effect; (iii) any failure of EQM or Equitrans to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Sunrise’s or Holdings’s obligations hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to EQM’s or Equitrans’ Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)           Each of Holdings and EQM shall supplement, in writing and in the same form as originally prepared, the information set forth in the Sunrise Disclosure Schedules and the Equitrans Disclosure Schedules, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of Holdings, Sunrise, EQM or Equitrans, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that neither party may supplement the information set forth in the Disclosure Schedules pursuant to this Section 5.3(c) following the date that is five (5) Business Days prior to the Closing Date.  Notwithstanding anything to the contrary herein, upon the providing of any supplement permitted to be provided under this Section 5.3(c), the Sunrise Disclosure Schedules or the Equitrans Disclosure Schedules, as applicable, shall be treated as being amended with respect to such supplemented information; provided, however, no such supplement shall have any effect for purposes of determining (i) the satisfaction of the conditions set forth in Article VI, the compliance by Holdings, Sunrise, EQM or Equitrans with any covenant set forth herein or for purposes of either party’s right to terminate this Agreement under Article VII or (ii) the entitlement of a party to indemnification under Article VIII.

Section 5.4            Confidentiality.  Except as required by Applicable Law, including in connection with the Offering, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby in full force and effect until the Closing Date.

Section 5.5            Commercially Reasonable Efforts.

(a)           Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, and to cause their Affiliates to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders, and provide to Governmental Authorities and other Persons all notices, as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any Applicable Law, and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the parties hereto shall permit each other reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and shall not settle or compromise any such claim, suit or cause of action without EQM’s and Holdings’s written consent.  Notwithstanding anything herein to the contrary, neither party shall be required by this Section 5.5 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of EQM, Holdings (except for the Membership Interests pursuant to this Merger) or any of their respective Affiliates, or (B) limit in any material respect EQM’s freedom of action with respect to, or its ability to consolidate and control, Equitrans or any of its assets or businesses or any of EQM’s or its Affiliates’ other assets or businesses.

(b)           Without limitation to the provisions of subsection (a) hereof, Sunrise and EQM shall give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the other party may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The parties shall cooperate and assist one another in giving such notices and obtaining such consents and estoppel certificates; provided, however, that no party shall have any obligation to give any guarantee or other material consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any material change in the terms of any agreement or arrangement.

(c)           None of the parties shall, directly or indirectly, enter into any agreement with a Governmental Authority to, or represent to a Governmental Authority that it will, delay or not consummate the transactions contemplated by this Agreement or any Ancillary Agreement, except with the prior written consent of EQM or Holdings, as the case may be, such consent not to be unreasonably withheld.  To the extent permitted by Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, each party shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Each party shall promptly notify the other parties in writing of any pending or, to the Knowledge of such party, threatened proceeding or investigation by any Governmental Authority or any other person (i) challenging this Agreement or the consummation of the transactions contemplated hereby or seeking material damages in connection with consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.6            Public Announcements.  None of EQM, Equitrans, Holdings or Sunrise, nor any of their Representatives will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior written consent of EQM GP, except as may be required by Applicable Law or any securities exchange on which the securities of a party are listed for trading, and in which case, the party required to issue such release shall provide EQM GP with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 5.7            Equitrans Lease.  Effective at Closing all obligations of Equitrans and Sunrise under the Equitrans Lease shall be terminated.

Section 5.8            Acknowledgements.  Each of EQM and Equitrans, on the one hand, and Holdings and Sunrise, on the other hand, acknowledges that they have relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of EQM and Equitrans, the Sunrise Disclosure Schedules as they exist on the date hereof and attached hereto, and, in the case of Holdings and Sunrise, the Equitrans Disclosure Schedules as they exist on the date hereof and attached hereto.  Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed.

Section 5.9            Tax Matters.

(a)           Assistance and Cooperation.  EQM and Holdings agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Sunrise as is reasonably requested by EQM, Holdings or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim.  EQM and Holdings agree that each shall preserve and keep all books and records with respect to Taxes and Tax Returns of Sunrise in such party’s possession as of the Closing Date, or as later come into such party’s possession, until the expiration of the applicable statute of limitations.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 5.9 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of EQM and Holdings.

(b)           Transfer Taxes.  All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Merger and the transfer of Merger Consideration pursuant thereto shall be borne equally by EQM and Holdings.  EQM and Holdings shall cooperate in filing all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.

(c)           Tax Allocation and Indemnification.  Except as provided in Section 5.9(b), Holdings shall retain responsibility for (and shall be entitled any refunds with respect to), and shall indemnify EQM for, all Taxes related to the Sunrise Assets attributable to taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”), and EQM shall assume responsibility for (and shall be entitled any refunds with respect to), and shall indemnify Holdings for, all Taxes related to the Sunrise Assets attributable to taxable periods beginning after the Closing Date (the “Post-Closing Period”).  In the case of any Taxes related to the Sunrise Assets that are payable for any taxable period that begins before and ends after the Closing Date (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date.

(d)           Filing of Tax Returns; Payment of Taxes.  Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 5.9, Holdings shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Pre-Closing Period (and shall file all such Tax Returns), and EQM shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Post-Closing Period (and shall file all such Tax Returns).  Holdings shall deliver to EQM within thirty (30) days of filing copies of all Tax Returns filed by Holdings after the Closing Date relating to Sunrise, the Sunrise Assets or operations and any supporting documentation provided by Holdings to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(e)           Tax Treatment and Related Covenants.

(i)            Except as otherwise provided in this Section 5.9(e), the parties acknowledge that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment.

(ii)           The Cash Amount and any Deferred Consideration shall be treated (A) as a “debt-financed transfer” to Holdings under Treasury Regulations Section 1.707-5(b) to the extent the cash is traceable under the principles of Treasury Regulations Section 1.163-8T to Holdings’s allocable share, determined under Treasury Regulations Section 1.707-5(b)(2), of indebtedness of EQM, (B) as a reimbursement of Holdings’s preformation expenditures with respect to the Sunrise Assets and any Transportation Agreement within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (C) as the proceeds of a sale by Holdings of the Sunrise Assets and any Transportation Agreement to EQM to the extent clauses (A) and (B), or any other exceptions to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable.  It is the intention of the parties that the reimbursement described in clause (B) of the preceding sentence be divided between the Cash Amount and the Deferred Consideration as follows: a portion of each of the Cash Amount and the Deferred Consideration equal to 50% of the aggregate amount of Holdings’ expenditures qualifying for the exception to the disguised sale rules under Treasury Regulations Section 1.707-4(d) (after taking into account all applicable limitations under Treasury Regulations Section 1.707-4(d)) shall be treated as paid to reimburse such expenditures.  For a period of four (4) years, except with the prior written consent of Holdings, EQM will not, and EQM has no current plans to, make any payment that would reduce the outstanding principal balance of indebtedness of EQM, other than with the proceeds of a successor debt that (A) qualifies as, and is treated by EQM as, a continuation of the debt repaid under Treasury Regulations Section 1.707-5(c), and (B) is treated as allocable to Holdings under the principles of the debt-financed transfer exception to the disguised sale rules provided in Treasury Regulations Section 1.707-5(b) to the extent the reduced balance of the repaid debt was so allocated.  The parties acknowledge that Sunrise and Holdings are disregarded for federal income tax purposes as entities apart from EQT Corporation; accordingly, references to Holdings and Sunrise in this Section 5.9(e) include EQT Corporation as the context requires.

(iii)          Except with the prior written consent of Holdings, EQM agrees to act at all times in a manner consistent with this intended treatment of the Cash Amount and any Deferred Consideration, including, if required, disclosing the distribution of the Cash Amount or any Deferred Consideration in accordance with the requirements of Treasury Regulations Section 1.707-3(c)(2).

(f)            Cooperation Regarding Allocation of Purchase Price.  To the extent that any portion of the Merger Consideration is treated as received pursuant to a sale pursuant to Treasury Regulations Section 1.707-3, Holdings and EQM shall cooperate to prepare an allocation of the Merger Consideration among the various classes of the Sunrise Assets in accordance with and as provided by Section 1060 of the Code.  The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Government Authority shall be prepared and filed consistently with any such agreed upon allocation.  The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

(g)           Like-Kind Exchange.  Any party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Sunrise Assets (a “Like-Kind Exchange”) at any time prior to the Closing Date. In order to effect a Like-Kind Exchange, a non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange. EQM reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Sunrise Assets to EQM’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. Holdings and EQM acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either Holdings or EQM from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Sunrise Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all costs, expenses, claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

(h)           Disposition of Assets.  EQM represents that it has no present intention to sell or otherwise dispose of any material portion of the assets acquired pursuant to the Merger in a taxable transaction for federal income tax purposes.  In the event that, within seven (7) years following the Merger, EQM desires to effect a disposition of a material portion of the assets acquired pursuant to the Merger in a manner that results in a material increase to the tax liability of Holdings resulting from the allocation of income or gain pursuant to Section 704(c) of the Code (a “Material Disposition Transaction”), such a Material Disposition Transaction would be required to be approved by an independent committee appointed for such purpose by the EQM GP Board of Directors.

Section 5.10          Assignment of Cash.  On or prior to the Closing, Sunrise shall assign to Holdings all cash balances of Sunrise on hand immediately prior to the Closing (but no other working capital assets).

Section 5.11          Conflicts Committee Approval.  No proposed firm transportation agreements for capacity on the Sunrise Assets that are to become effective during the Measurement Period and that will have an average daily quantity reserved for less than seven (7) years will become a Transportation Agreement unless approved by the Conflicts Committee.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1            General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)           No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)           No Litigation.  There shall not be pending any suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or seeking damages in connection therewith.

(c)           Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities set forth in Exhibit B hereto shall have been received or waived by such Governmental Authority and shall be reasonably satisfactory in form and substance to such party, and any notice periods set forth in Exhibit B hereto shall have expired or been waived by the Governmental Authority entitled to such notice.

(d)           Offering.  The Offering shall have been consummated and EQM shall have received not less than $300,000,000 of net offering proceeds therefrom.

Section 6.2            Conditions to Obligations of Holdings and Sunrise.  The obligations of Holdings and Sunrise to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Holdings (on behalf of itself and Sunrise) in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of EQM and Equitrans contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.  EQM and Equitrans shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.  Holdings shall have received from EQM (on behalf of itself and Equitrans) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQM.

(b)           Ancillary Agreements.  Holdings shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than Sunrise or Holdings.

(c)           No EQM Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an EQM Material Adverse Effect.  Holdings shall have received from each of EQM and Equitrans a certificate to such effect, signed by a duly authorized officer of each of EQM and Equitrans.

(d)           Consents and Approvals.  All authorizations, consents, orders and approvals of third parties set forth in Exhibit C hereto shall have been received or waived by such third party and shall be reasonably satisfactory in form and substance to EQM.

Section 6.3            Conditions to Obligations of EQM and Equitrans.  The obligations of EQM and Equitrans to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by EQM (on behalf of itself and Equitrans) in its sole discretion:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Holdings and Sunrise contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Sunrise Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Sunrise Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.  Holdings and Sunrise shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.  EQM shall have received from Holdings a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of Holdings.

(b)           Ancillary Agreements.  EQM shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than EQM and its Subsidiaries.

(c)           No Sunrise Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Sunrise Material Adverse Effect.  EQM shall have received from Holdings (on behalf of itself and Sunrise) a certificate to such effect, signed by a duly authorized officer of Holdings.

(d)           FIRPTA Affidavit.  Holdings shall have delivered to EQM an affidavit demonstrating non-foreign status meeting the requirements of Section 1445 of the Code.

(e)           Consents and Approvals.  All authorizations, consents, orders and approvals of third parties set forth in Exhibit C hereto shall have been received or waived by such third party and shall be reasonably satisfactory in form and substance to EQM.

(f)            Certain Actions.  Between the date of this Agreement and the Closing Date Sunrise shall not have taken any of the following actions, except as otherwise permitted by this Agreement or in the ordinary course of business consistent with past practice:

(i)            Issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any properties or assets of Sunrise, other than sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;

(ii)           Declare, set aside, make or pay any dividend or other distribution (payable in cash, stock, property or otherwise), or make any other payment, on or with respect to any of its Membership Interests;

(iii)          Make any loans or advances; or

(iv)          Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Sunrise Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice.

ARTICLE VII
TERMINATION

Section 7.1            Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Holdings and EQM;

(b)           (i) by EQM, if Holdings or Sunrise breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQM or (ii) by Holdings, if EQM or Equitrans breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Holdings;

(c)           (i) by EQM, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to September 30, 2013 (the “Outside Date”) or (ii) by Holdings, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date; or

(d)                                 by either EQM or Holdings in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Holdings and Sunrise (if Holdings is so requesting termination) or EQM and Equitrans (if EQM is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.5, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other party.

Section 7.2                                    Effect of Termination; Expense Reimbursement.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Section 3.8 and Section 4.18 relating to broker’s fees and finder’s fees, Section 5.4 relating to confidentiality, Section 5.6 relating to public announcements, Section 8.1 relating to indemnification, Section 9.1 relating to fees and expenses, Section 9.5 relating to notices, Section 9.9 relating to governing law, Section 9.14 relating to waiver of jury trial, Section 9.18 relating to no presumption against drafting party, and this Section 7.2.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                    Indemnification.

(a)                                 Indemnification by Holdings.  Holdings shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences incurred by EQM, its Subsidiaries and their respective officers, directors, employees, consultants and agents (the “EQM Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of Holdings or Sunrise set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Sunrise Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of Holdings or Sunrise contained in this Agreement, (iii) any Taxes for which Holdings is otherwise liable under Section 5.9.

(b)                                 Indemnification by EQM.  EQM shall indemnify, defend and hold harmless Holdings from any and all Adverse Consequences incurred by Holdings, its Affiliates (other than EQM, its Subsidiaries or Sunrise after the Effective Time) and their respective officers, directors, employees, consultants and agents (the “Holdings Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQM or Equitrans set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQM Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQM or Equitrans, (iii) any liabilities or obligations of Sunrise after the Effective Time and (iv) any Taxes for which EQM or Equitrans is otherwise liable under Section 5.9.

Section 8.2                                    Limitations Regarding Indemnification.

(a)                                 The indemnification obligations (i) set forth in Section 8.1(a)(i) and (ii) and Section 8.1(b)(i) and (ii) shall terminate on the eighteen-month anniversary of the Closing except as otherwise provided in Section 8.2(a)(iv) below, (ii) set forth in Section 8.1(b)(iii) shall terminate on the 60th day after the termination of any applicable statute of limitations, (iii) set forth in Section 8.1(a)(iii) and Section 8.1(b)(iv) shall terminate on the 60th day after the termination of any applicable statute of limitations, and (iv) that relate to any breach of any representations and warranties set forth in Section 4.11 (a “Title Representation Breach”) shall terminate on the third anniversary of the Closing Date; provided, however, that any such indemnification obligation with respect to an Adverse Consequence shall survive the time at which it would otherwise expire pursuant to this Section 8.2(a) if notice of such Adverse Consequence is properly given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.

(b)                                 The aggregate liability of Holdings under Section 8.1(a)(i) other than for liability arising from a Title Representation Breach shall not exceed $90,000,000.  The aggregate liability of Holdings under Section 8.1(a)(i) for Title Representation Breaches shall not exceed the Merger Consideration paid pursuant to Section 2.7(a)(i) of this Agreement.

(c)                                  The aggregate liability of EQM under Section 8.1(b)(i) with respect to a breach of the representations and warranties set forth in Section 3.5 of this Agreement, shall not exceed the dollar value on the Closing Date of the Merger Consideration paid pursuant to Sections 2.7(a)(ii) and (iii) of this Agreement.

(d)                                 No claims may be made against Holdings for indemnification pursuant to Section 8.1(a)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQM Protected Parties exceeds $250,000, after which Holdings shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 8.2(b).

(e)                                  No claims may be made against EQM for indemnification pursuant to Section 8.2(b)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the Holdings Protected Parties exceeds $250,000, after which EQM shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 8.2(c).

(f)                                   In no event shall Holdings be obligated to the EQM Protected Parties under Section 8.1(a) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQM Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQM Protected Parties as a result of such claim, (ii) any amounts are recovered by the EQM Protected Parties from third persons, or (iii) any amounts may be recovered from customers under Equitrans’ tariff filed with the Federal Energy Regulatory Commission (the “FERC”).

(g)                                  In no event shall EQM be obligated to the Holdings Protected Parties under Section 8.1(b) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the Holdings Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Holdings Protected Parties as a result of such claim, (ii) any amounts are recovered by the Holdings Protected Parties from third persons, or (iii) any amounts may be recovered from customers under Equitrans’ tariff filed with the FERC.

In no event shall EQM be obligated (whether by way of contribution or otherwise) to the Holdings Protected Parties after the Effective Time for any Adverse Consequences owed by Sunrise prior to the Effective Time.

Section 8.3                                    Indemnification Procedures.

(a)                                 The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.  Notwithstanding anything in this Article VIII to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                                 The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VIII, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the EQM Protected Parties) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                                  The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article VIII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the pursuant to this Section 8.3.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VIII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.  In addition, in no event shall an EQM Protected Party be required to file a claim against any of the EQM Protected Parties in order seek indemnification under Section 8.1(a).

(d)                                 The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                                  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                    Fees and Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.2                                    Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties at the time of the amendment, modification or supplement, and after the Conflicts Committee has approved such amendment, modification or supplement, as applicable.

Section 9.3                                    Extension.  At any time prior to the Effective Time, the parties may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4                                    Waiver.  At any time prior to the Effective Time, the parties may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.5                                    Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

(a)                                                                                 if to Holdings or Sunrise, to:

EQT Investments Holdings, LLC

c/o EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  General Counsel

Telephone: 412-553-5907

Facsimile:  412-553-5970

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention:  Mike Bengtson

Facsimile:  512-322-8349

(b)                                                                                 if to EQM or Equitrans, to:

EQT Midstream Partners, LP

c/o EQT Midstream Services, LLC

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  Chief Financial Officer
Telephone: 412-553-5863

Facsimile:  412-553-7781

with a copy (which shall not constitute notice) to:

EQT Midstream Partners, LP

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Attention:  Conflicts Committee Chair c/o Corporate Secretary
Telephone: 412-553-7706
Facsimile:  412-553-7781

and with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.

920 North King Street

Wilmington, DE  19801

Attention: Srinivas M. Raju

Facsimile: 302-651-7701

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.6                                    Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.7                                    Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8                                    No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns, and the Conflicts Committee, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9                                    Governing Law.

(a)                                 This Agreement shall be construed and enforced in accordance with the Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.  Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Commonwealth of Pennsylvania.

(b)                                 Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with this Agreement).

Section 9.10                             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of EQM (in the case of an assignment by Sunrise or Holdings) or Holdings (in the case of an assignment by EQM or Equitrans), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11                             Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12                             Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13                             Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.14                             Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15                             Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16                             Electronic Signature.  This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

Section 9.17                             Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18                             No Presumption Against Drafting Party.  Each of Holdings, Sunrise, EQM and Equitrans acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EQT INVESTMENTS HOLDINGS, LLC

By:	/s/ Joshua C. Miller
Name: Joshua C. Miller
Title: Vice President

EQT MIDSTREAM SERVICES, LLC

By:	/s/ Philip P. Conti
Name: Philip P. Conti
Title: Senior Vice President and Chief Financial Officer

SUNRISE PIPELINE, LLC

By:	/s/ Randall L. Crawford
Name: Randall L. Crawford
Title: President

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC, its general partner

	By:	/s/ Philip P. Conti
Name: Philip P. Conti
Title: Senior Vice President and Chief Financial Officer

EQUITRANS, L.P.

By:	Equitrans Services, LLC, its general partner

By: Equitrans Investments, LLC, its sole member

By: EQT Midstream Partners, LP, its sole member

By: EQT Midstream Services, LLC, its general partner

By:	/s/ Philip P. Conti
Name: Philip P. Conti
Title: Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER